Exhibit 99.2

2825 Airview Boulevard
Kalamazoo, MI 49002
PRESS RELEASE

DATE:	June 28, 2011

STRYKER COMPLETES ACQUISITION OF ORTHOVITA, INC.

Kalamazoo, Michigan – June 28, 2011 – Stryker Corporation (NYSE:SYK) announced today the completion of its previously announced acquisition of Orthovita, Inc., a global developer and manufacturer of orthobiologic and biosurgery products through an all cash tender offer.

“With this acquisition we are meaningfully expanding our orthobiologics product portfolio and strengthening our competitive position in key segments of the Spine, Orthopaedics and Biosurgery markets,” said Stephen P. MacMillan, Chairman, President and Chief Executive Officer of Stryker. “We believe the collective talent of our sizable sales forces across multiple franchises positions us to build on Orthovita’s success and accelerate sales growth.”

As indicated in the May 16, 2011 press release, the transaction is expected to be neutral to Stryker’s 2011 earnings per share excluding acquisition and integration-related charges.

Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For investor inquiries please contact:

Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com